SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                  October 15, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




             New York               1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5.  Other Events
A press release was issued October 15, 1997. The relevant portion of the text of that release was as follows:

MALLINCKRODT BOARD DECLARES QUARTERLY DIVIDEND;
THREE DIRECTORS ELECTED AT COMPANY'S ANNUAL MEETING

     COSTA MESA, California, October 15, 1997 -- The board of directors of Mallinckrodt Inc. (NYSE:MKG), meeting here, has declared a quarterly dividend of 16.5 cents per share on the company's common stock, payable December 31, 1997, to shareholders of record at the close of business on December 8, 1997.
     A regular $1 per share quarterly dividend on Mallinckrodt's 4 percent cumulative preferred stock, also payable on December 31, 1997, to shareholders of record at the close of business on December 8, 1997, also was declared.
     Shareholders attending the company's annual meeting today were told that the integration of the company's largest-ever acquisition, Nellcor Puritan Bennett, is on course. As part of the meeting, Mallinckrodt announced that it plans to divest a Nellcor Puritan Bennett subsidiary, Puritan-Bennett Aerosystems Company. This subsidiary makes sophisticated emergency oxygen systems for passengers and crew of commercial and private aircraft, and aircraft video systems used for safety and entertainment.
     Mallinckrodt previously had announced that it expects some earnings weakness in the first quarter but believes it can meet consensus analyst earnings estimates for fiscal 1998. The company's first-quarter earnings will be announced October 23.
     C. Ray Holman, Claudine B. Malone and Anthony Viscusi were elected to three-year terms on the Mallinckrodt board of directors. All three already serve on the board.
     In other business, stockholders approved a proposal to discontinue the Directors' Retirement Plan and replace it with a Directors' Stock Award Plan. Performance goals for the company's Long-Term Incentive Compensation Plan were approved, as was a stockholder proposal to recommend that the board of directors redeem or submit to a binding shareholder vote the company's Shareholder Rights Plan.
     Mallinckrodt Inc. serves healthcare and specialty chemicals markets worldwide. The company has four major businesses - pharmaceuticals, diagnostic imaging, respiratory care and specialty chemicals. The St. Louis, Missouri-based company, with fiscal 1997 net adjusted sales of $1.9 billion, operates in more than 100 countries. The Mallinckrodt web site address is (www.mallinckrodt.com).
                             # # #

Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE:  October 16, 1997